Exhibit 99.2

D&E Communications, Inc.

Unaudited Interim Financial Statements

As of and for the Nine Months Ended September 30, 2009 and 2008

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per-share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
OPERATING REVENUES
Communication service revenues	$34,348	$35,271	$103,771	$107,954
Communication products sold	412	636	1,218	1,837
Other	695	718	2,246	2,180

Total operating revenues	35,455	36,625	107,235	111,971

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	11,266	11,534	33,655	36,086
Cost of communication products sold	318	517	896	1,494
Depreciation and amortization	7,684	6,865	22,168	22,481
Marketing and customer services	3,977	4,073	11,307	11,921
General and administrative services	4,328	4,999	14,545	15,119
Merger costs	332	—	1,167	—
Intangible asset impairment	—	—	5,500	26,200

Total operating expenses	27,905	27,988	89,238	113,301

Operating income (loss)	7,550	8,637	17,997	(1,330)

OTHER INCOME (EXPENSE)
Interest expense, net of interest capitalized	(2,699)	(2,953)	(8,368)	(9,253)
Other, net	(408)	92	238	3,625

Total other income (expense)	(3,107)	(2,861)	(8,130)	(5,628)

Income (loss) before income taxes	4,443	5,776	9,867	(6,958)

INCOME TAXES (BENEFIT)	1,224	2,069	2,824	(3,888)

NET INCOME (LOSS)	3,219	3,707	7,043	(3,070)

NONCONTROLLING INTERESTS
Dividends on utility preferred stock	16	16	49	49

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$3,203	$3,691	$6,994	$(3,119)

Weighted average common shares outstanding (basic)	14,350	14,497	14,366	14,480
Weighted average common shares outstanding (diluted)	14,385	14,545	14,385	14,480

BASIC AND DILUTED EARNINGS AND DIVIDENDS DECLARED PER COMMON SHARE
Earnings (loss) per common share	$0.22	$0.25	$0.49	$(0.22)

Dividends declared per common share	$0.17	$0.13	$0.42	$0.38

See notes to condensed consolidated financial statements.

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2009	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$19,601	$18,280
Accounts receivable, net of reserves of $642 and $466	11,835	13,086
Inventories-materials and supplies	2,648	2,651
Prepaid expenses	4,013	9,367
Other	1,767	2,500

TOTAL CURRENT ASSETS	39,864	45,884

PROPERTY, PLANT AND EQUIPMENT
In service	428,563	417,209
Under construction	6,339	5,235

	434,902	422,444
Less accumulated depreciation	272,581	258,642

	162,321	163,802

OTHER ASSETS
Goodwill	138,441	138,441
Intangible assets, net of accumulated amortization	86,975	97,344
Other	7,322	7,449

	232,738	243,234

TOTAL ASSETS	$434,923	$452,920

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$7,080	$7,076
Accounts payable and accrued liabilities	10,954	10,690
Accrued taxes	304	543
Accrued interest and dividends	3,378	1,178
Advance billings, customer deposits and other	4,590	4,706
Derivative financial instruments	1,245	3,091

TOTAL CURRENT LIABILITIES	27,551	27,284

LONG-TERM DEBT	173,743	179,054

OTHER LIABILITIES
Deferred income taxes	49,626	50,071
Defined benefit plans	18,538	34,749
Other	5,195	5,181

	73,359	90,001

COMMITMENTS AND CONTINGENCIES

EQUITY
Common shareholders’ equity:
Common stock, par value $0.16, authorized shares-100,000; issued shares-16,316 at September 30, 2009 and 16,187 at December 31, 2008; outstanding shares-14,396 at September 30, 2009 and 14,410 at December 31, 2008	2,610	2,590
Additional paid-in capital	165,188	164,526
Accumulated other comprehensive loss	(18,987)	(21,908)
Retained earnings	30,888	29,917
Treasury stock at cost, 1,919 shares at September 30, 2009 and 1,777 shares at December 31, 2008	(20,875)	(19,990)

Total common shareholders’ equity	158,824	155,135
Noncontrolling interests:
Preferred stock of utility subsidiary, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20 shares, outstanding 14 shares	1,446	1,446

TOTAL EQUITY	160,270	156,581

TOTAL LIABILITIES AND EQUITY	$434,923	$452,920

See notes to condensed consolidated financial statements.

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$7,043	$(3,070)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	22,168	22,481
Bad debt expense	718	457
Deferred income taxes	(1,975)	(9,333)
Stock-based compensation expense	485	367
Gain on retirement of property, plant and equipment	(86)	(81)
Intangible asset impairment	5,500	26,200
Termination of lease guarantee	—	(2,904)
Note receivable and investment reserves	450	200
Changes in operating assets and liabilities:
Accounts receivable	533	841
Inventories	3	119
Prepaid expenses	5,305	(2,704)
Accounts payable and accrued liabilities	(558)	(1,531)
Accrued taxes and accrued interest	(443)	(567)
Advance billings, customer deposits and other	(116)	274
Defined benefit plans	(13,425)	(4,210)
Other, net	213	150

Net Cash Provided by Operating Activities	25,815	26,689

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(15,340)	(18,921)
Proceeds from sales of property, plant and equipment	429	626
Collection of note receivable	—	95

Net Cash Used In Investing Activities	(14,911)	(18,200)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(3,443)	(5,214)
Preferred dividends on noncontrolling interests	(49)	(49)
Payments on long-term debt	(5,306)	(6,052)
Proceeds from issuance of common stock and stock options exercised	92	88
Excess tax benefits from stock compensation plans	8	37
Purchase of treasury stock	(885)	(135)

Net Cash Used In Financing Activities	(9,583)	(11,325)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,321	(2,836)

CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	18,280	17,845

END OF PERIOD	$19,601	$15,009

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$8,365	$8,910
Cash paid for income taxes (income tax refund received, net of payments)	(1,354)	8,160

See notes to condensed consolidated financial statements.

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Equity and Comprehensive Income (Loss)

For the nine months ended September 30, 2009 and 2008

(In thousands)

(Unaudited)

	2009		2008
	Shares	Amount	Shares	Amount
COMMON STOCK
Balance at beginning of year	16,187	$2,590	16,092	$2,575
Common stock issued for Employee Stock Purchase, Long-Term
Incentive, Dividend Reinvestment, Stock Compensation
Plan and Policy for Non-Employee Directors	128	20	80	13

Balance at September 30	16,315	2,610	16,172	2,588

ADDITIONAL PAID-IN CAPITAL
Balance at beginning of year		164,526		163,560
Common stock issued for Employee Stock Purchase, Long-Term
Incentive, Dividend Reinvestment, Stock Compensation Plan and Policy for Non-Employee Directors		662		743

Balance at September 30		165,188		164,303

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance at beginning of year		(21,908)		(7,216)
Reclassification adjustment for realized loss on derivative financial instruments, net of tax		1,719		525
Defined benefit plans, net of tax		1,630		449
Unrealized loss on derivative financial instruments, net of tax		(428)		(268)

Balance at September 30		(18,987)		(6,510)

RETAINED EARNINGS
Balance at beginning of year		29,917		48,147
Net income (loss)		7,043		(3,070)
Dividends declared on common stock: $0.42 per share for 2009 and $0.38 per share for 2008		(6,023)		(5,460)
Preferred dividends on noncontrolling interests		(49)		(49)

Balance at September 30		30,888		39,568

TREASURY STOCK
Balance at beginning of year	(1,777)	(19,990)	(1,667)	(19,192)
Treasury stock acquired	(142)	(885)	(16)	(135)

Balance at September 30	(1,919)	(20,875)	(1,683)	(19,327)

TOTAL COMMON SHAREHOLDERS’ EQUITY	14,396	158,824	14,489	180,622

NONCONTROLLING INTERESTS – PREFERRED STOCK OF UTILITY SUBSIDIARY
Balance at beginning of year and September 30	14	1,446	14	1,446

TOTAL EQUITY		$160,270		$182,068

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$3,219	$3,707	$7,043	$(3,070)
Reclassification adjustment for realized loss on derivative financial instruments, net of income taxes of $459, $174, $1,219 and $373	647	246	1,719	525
Defined benefit plans, net of income taxes of $638, $108, $1,156 and $318	900	152	1,630	449
Unrealized gain (loss) on derivative financial instruments, net of income taxes of ($129), $49, ($304) and ($191)	(182)	69	(428)	(268)

Comprehensive income (loss)	4,584	4,174	9,964	(2,364)
Comprehensive income (loss) attributable to noncontrolling interests	(16)	(16)	(49)	(49)

Comprehensive income (loss) attributable to common shareholders	$4,568	$4,158	$9,915	$(2,413)

See notes to condensed consolidated financial statements.

1.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of D&E Communications, Inc. and its wholly-owned subsidiaries. D&E Communications, Inc., including its subsidiary companies, is defined and referred to herein as “D&E” or the “Company.”

The accompanying financial statements are unaudited and have been prepared pursuant to generally accepted accounting principles (“GAAP”) and the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. In the opinion of management, the financial statements include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company’s results of operations, financial position and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to SEC rules and regulations.

The use of accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. D&E believes that the disclosures made are adequate to make the information presented not misleading. These financial statements should be read in conjunction with D&E’s financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Operating results for the three and nine months ended September 30, 2009 are not necessarily indicative of the results for the year ended December 31, 2009.

The Company’s consolidated financial statements were issued on November 9, 2009, which is also the date through which subsequent events were evaluated. Subsequent events have been further evaluated through September 29, 2010, the date which these statements were available to be reissued to include Notes 14 and 15.

For comparative purposes, certain amounts have been reclassified to conform to the current-year presentation. The reclassifications had no impact on net income or loss.

2.	Merger of D&E Communications, Inc. and Windstream Corporation

On September 24, 2009, the Company announced that the shareholders of the Company approved the Agreement and Plan of Merger (the “Merger Agreement”) with Windstream Corporation, a Delaware corporation (“Windstream”), pursuant to which the Company will merge with and into Delta Merger Sub, Inc., a wholly owned subsidiary of Windstream (the “Merger” and the “Merger Sub,” respectively), with Merger Sub continuing as the surviving corporation. Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of the Company (the “Shares”) will be canceled and converted automatically into the right to receive $5.00 per share in cash, without interest, and 0.65 shares of Windstream common stock.

The Merger is subject to certain customary conditions, including various regulatory approvals. The expiration or early termination of the waiting period of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, was received on June 5, 2009. The required regulatory approvals of the Federal Communications Commission (“FCC”) were received on July 31, 2009. The Pennsylvania Public Utility Commission (“PA PUC”) approved the merger on November 6, 2009. The decision by the PA PUC provides the final regulatory agency approval of the merger and we anticipate closing the transaction during the week of November 9, 2009.

Factors outside of management’s control could delay or prevent completion of the proposed Merger. In the event of a termination of the Merger Agreement, the Company may be required to pay Windstream a termination fee of $5,500 in certain circumstances. For the nine months ended September 30, 2009, the Company recorded $1,167 of transaction-related costs associated with the proposed Merger.

3.	Recent Accounting Pronouncements

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 105, “Generally Accepted Accounting Principles” (“ASC 105”). ASC 105 establishes the FASB Accounting Standards Codification (the “Codification”) as the authoritative source for U.S. generally accepted accounting principles (“US GAAP”). Under the Codification, all references to US GAAP will use the new Codification numbering system prescribed by the FASB. The Codification does not change or alter existing US GAAP, thus the adoption of ASC 105 did not have any impact on the Company’s financial position, results of operations and cash flows.

In September 2006, the FASB issued guidance related to fair value measurements, which is now included in FASB ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 defines fair value, establishes a market-based hierarchy for measuring fair value, and expands disclosures about fair value measurements. In defining fair value, the Statement emphasizes a market-based measurement approach that is based on the assumptions that market participants would use in pricing an asset or liability. The guidance does not require any new fair value measurements, but does generally apply to other accounting guidance that requires or permits fair value measurements. In February 2008, the FASB issued additional guidance now included in FASB ASC Topic 820, which delayed for one year the effective date of certain provisions in ASC 820 related to nonfinancial assets and nonfinancial liabilities except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Nonfinancial instruments affected by this deferral include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. Effective January 1, 2008, the Company adopted ASC 820 for financial assets and financial liabilities recognized at fair value on a recurring basis, in particular its interest rate swap derivatives. The partial adoption of ASC 820 for these items did not have a material impact on the Company’s financial position, results of operations and cash flows. Effective January 1, 2009, the Company adopted ASC 820 for nonfinancial assets and nonfinancial liabilities. The adoption of ASC 820 for nonfinancial assets and nonfinancial liabilities did not have a material impact on the Company’s financial position, results of operations and cash flows. However, the full adoption of ASC 820 impacts the fair value measurements used when evaluating goodwill, other intangible assets and long-lived assets for impairment.

Effective January 1, 2009, the Company adopted the revised guidance of FASB ASC Topic 805, “Business Combinations” (“ASC 805”). ASC 805, as revised, defines a business combination as a transaction or other event in which an acquirer obtains control of one or more businesses. Under ASC 805, all business combinations are accounted for by applying the acquisition method (previously referred to as the purchase method), under which the acquirer measures all identified assets acquired, liabilities assumed, and noncontrolling interests in the acquiree at their acquisition date fair values. Certain forms of contingent consideration and certain acquired contingencies are also recorded at their acquisition date fair values. ASC 805 also requires that most acquisition related costs be expensed in the period incurred. In addition, ASC 805 amends certain guidance related to accounting for income taxes, which is now included in FASB ASC Topic 740, “Accounting for Income Taxes,” to require us to recognize changes to valuation allowances for acquired deferred tax assets and changes to unrecognized tax benefits related to acquired income tax uncertainties as adjustments to income tax expense, rather than as adjustments to goodwill. The adoption of ASC 805, as revised, did not have a material impact on the Company’s financial position, results of operations and cash flows. However, ASC 805 will affect the accounting treatment for any future business combinations. Additionally, the adoption of ASC 805 affects the Company’s accounting treatment for changes to its unrecognized tax benefits and any changes will be recognized in income tax expense.

Effective January 1, 2009, the Company adopted the guidance of FASB ASC Topic 810, “Consolidation” (“ASC 810”) for noncontrolling interests. ASC 810 requires a company to recognize noncontrolling interests (previously referred to as “minority interests”) as a separate component in the equity section of the consolidated statement of financial position. It also requires the amount of consolidated net income specifically attributable to the noncontrolling interest be identified in the consolidated statement of operations. In addition, ASC 810 requires changes in ownership interest to be accounted for similarly, as equity transactions; and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. As a result of the adoption of ASC 810 for noncontrolling interests, the Company recharacterized its preferred stock of a utility subsidiary as a noncontrolling interest and a component of equity. Prior year amounts have been reclassified to conform to the current year presentation.

Effective January 1, 2009, the Company adopted the guidance of FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”) for its disclosures about derivative financial instruments and hedging activities. ASC 815 requires a company with derivative instruments to disclose information that should enable financial statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect a company’s financial position, financial performance, and cash flows. The adoption only affected disclosures; thus, it had no impact on the Company’s financial position, results of operations and cash flows.

In May 2009, the FASB issued ASC Topic 855, “Subsequent Events” (“ASC 855”). ASC 855 establishes general standards of accounting and disclosure for events occurring subsequent to the balance sheet date but before the financial statements are issued. The provisions of ASC 855 are effective for interim and annual reporting periods ending after June 15, 2009 and, accordingly, the Company adopted ASC 855 effective for the period ending June 30, 2009. The adoption of ASC 855 only affected disclosures, and thus had no impact on the Company’s financial position, results of operations and cash flows.

In June 2009, the FASB issued SFAS No. 167 (not yet reflected in the FASB ASC), “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 amends FASB Interpretation No. 46 (revised 2003), “Consolidation of Variable Interest Entities – an interpretation of ARB No. 51” (“FIN 46R”), to require a company to perform a qualitative analysis to determine whether the company’s variable interest(s) give it a controlling financial interest in a variable interest entity (“VIE”), rather than the quantitative approach previously required for determining the primary beneficiary of a VIE. The Statement also requires ongoing assessments of whether a company is the primary beneficiary of a VIE, rather than only when specific events occur as previously required. SFAS 167 is effective for annual periods beginning after November 15, 2009. The Company does not expect the adoption of SFAS 167 will have a material impact on its financial position, results of operations and cash flows.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value” (“ASU 2009-05”). This ASU amends ASC Topic 820, “Fair Value Measurements and Disclosures” to specify the techniques to use for measuring the fair value of a liability when the quoted price for an identical liability is not available. The provisions of ASU 2009-05 are effective for the first interim or annual reporting period beginning after issuance (August 28, 2009) and, accordingly, the Company will adopt ASU 2009-05 for the interim period beginning October 1, 2009. The Company does not expect the adoption of ASU 2009-05 will have a material impact on its financial position, results of operations and cash flows.

In October 2009, the FASB issued ASU No. 2009-13, “Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”). This ASU amends ASC Topic 605, “Revenue Recognition” to provide guidance for separating consideration in multiple-deliverable revenue arrangements. The provisions of ASU 2009-13 are effective for fiscal years beginning after June 15, 2010. The Company is currently evaluating the impact ASU 2009-13 will have on its financial position, results of operations and cash flows.

4.	Note Receivable and Investment

The Company finalized an agreement on May 9, 2008 to restructure the terms of its note receivable from eCommunications Systems Corporation (“eComm”), which was received as partial consideration for the sale of the assets of our commercial voice equipment and service operations in September 2006. The Company received the scheduled payments due on this note from the date of the restructured agreement through December 2008 but has not received the scheduled payments due on the note thereafter. As a result, the Company recorded an additional non-cash impairment charge of $700 in the fourth quarter of 2008. In the third quarter of 2009, the Company concluded that there was a further impairment of the note receivable and recorded a non-cash impairment charge of $100. The Company will continue to evaluate whether events and circumstances have occurred that indicate that the note receivable may not be recoverable.

The note receivable from eComm is reported in other long-term assets in the consolidated balance sheets as follows:

	September 30, 2009	December 31, 2008
Note receivable	$2,101	$2,101
Loss reserves	(1,174)	(1,074)

Net note receivable	$927	$1,027

Interest income on the note will only be recognized after the note principal is fully repaid.

In connection with the sale of the assets of our commercial voice equipment and services operation in September 2006, the Company received a 10% equity investment in eComm which was valued at $350. In the third quarter of 2009, the Company evaluated the recoverability of the equity investment and determined there was an other than temporary impairment. As a result of this evaluation, the Company recorded a non-cash impairment charge of $350 on the 10% equity investment.

5.	Goodwill and Intangible Assets

Goodwill and intangible assets are primarily the result of D&E’s May 24, 2002 acquisition of Conestoga Enterprises, Inc. (“CEI”), a neighboring rural local telephone company providing integrated communications services in markets throughout the eastern half of Pennsylvania, including two rural local exchange carriers, Conestoga Telephone and Telegraph Company and Buffalo Valley Telephone Company (“CEI RLECs”). The CEI RLECs are operating units included in the Wireline segment and provide communication services to customers in specific franchise areas.

The franchise intangible assets (“franchises”) represent the value attributed to the rights of the CEI RLECs to operate as telecommunications carriers in their franchise areas as certified by the PA PUC and the economic advantage of having an established network infrastructure to provide wireline telecommunications services in the specific franchise area. Franchise value largely reflects the (i) reasonable expectation that, as a current customer leaves, a new customer at the same address will likely take its place and (ii) as potential customers inhabit new construction within the RLEC’s franchise territory, there is a reasonable expectation that they will become customers of the RLEC. At the acquisition date, the Company recognized the franchises at their estimated fair value and, based on the aforementioned regulatory, competitive, and economic factors, determined that the franchise intangible assets had indefinite lives in accordance with ASC 350, “Intangibles – Goodwill and Other” (“ASC 350”). The franchise assets are evaluated each reporting period to determine whether events and circumstances continue to support an indefinite useful life.

ASC 350 requires that goodwill and intangible assets with indefinite lives be subject to at least an annual assessment for impairment, and between annual tests in certain circumstances, by comparing the asset’s carrying value to its fair value. Each reporting period, the Company reviews whether events have occurred or circumstances have changed that indicate the fair value of a reporting unit may be below its carrying value.

2009 Annual Impairment Evaluation

The Company completed its annual impairment evaluation as of April 30, 2009 and, as a result, determined that the estimated fair value of the franchise intangible assets was less than their carrying value. The Company therefore recognized a non-cash impairment charge of $5,500 ($3,218 after tax) in the second quarter of 2009 to reduce the carrying value of the franchise intangible assets to their estimated fair value. The decline in the estimated fair value of the franchise intangible assets was primarily the result of an increase in the discount rate from 9.75% to 12.65%, which was the rate used in the discounted cash flow model to determine fair value of the franchise intangible asset. Due to the proximity of the annual impairment assessment to the Merger announcement, the discount rate assumption was based on, in addition to the assumptions noted below, estimates made by the Company of cash flows that could be generated by a market participant with consideration given to the terms of the Merger Agreement.

The critical assumptions as of April 30, 2009 used to estimate the fair value of our franchise intangible assets for the annual impairment evaluation were as follows:

Assumption
Estimated average long-term franchise revenue growth rate (1)	(2.00)%
Franchise intangible discount rate (2)	12.65%

(1)	Represents the estimated average long-term revenue growth rate beyond 2013 attributable to the franchise assets.
(2)	The discount rate is based on the Company’s overall weighted average cost of capital. Factors inherent in determining this rate include the expected interest costs on debt, debt market conditions, the relative amounts of debt and equity capital, the risk-free rate of return, the incremental return that a market participant would expect to earn on equity capital and the level of risk inherent in franchise assets of this nature.

The Company’s annual impairment evaluation as of April 30, 2009 did not indicate any impairment of the goodwill or customer relationships intangible assets. The key factors that were estimated to determine the fair value of goodwill and intangible assets include the estimated future cash flows, the estimated weighted average cost of capital, the estimated average long-term revenue growth rate, the estimated fair value of the Company based on the calculated market value of the share exchange defined in the Merger Agreement between the Company and Windstream, and other assumptions. The Company also considers the effects of competition, the regulatory environment, our market capitalization and current economic factors in its estimates of the expected future cash flows derived from such intangibles. Such evaluations for impairment are significantly impacted by estimates of future cash flows, the market price of our stock and other factors.

In conjunction with its annual impairment evaluation as of April 30, 2009, the Company evaluated various factors to determine whether events and circumstances continue to support an indefinite useful life for the franchise intangible assets, including (i) the effects of increasing competition, (ii) changes in customer demand due to changing cultural trends and recent weak economic conditions, (iii) changes in technology, and (iv) the projected decline in cash flows attributable to its franchise assets. The Company reviewed the attrition of current wireline customers and additions of new customers within the franchise areas to estimate the pattern of economic consumption for the franchise intangible assets. As a result of this evaluation, effective May 1, 2009, the Company prospectively changed the estimated useful life of its franchise intangible assets from indefinite-lived to twenty-five years, calculated on a straight-line basis. The franchise asset amortization period is based on a linear regression analysis of the projected undiscounted cash flows of the franchise assets, key assumptions and other analytical tools used to estimate the period that the franchise assets are expected to contribute to operating cash flows. As a result of this change, beginning May 1, 2009, the Company recorded amortization expense for the three and nine months ended September 30, 2009 of $595 and $892, respectively.

2008 Annual Impairment Evaluation

The annual impairment evaluation in the second quarter of 2008 did not indicate any impairment of the goodwill or customer relationships intangible assets. The Company recorded an impairment of the franchise intangible assets as of April 30, 2008 due to a decline in the estimated future regulated cash flows of the CEI RLECs in the Wireline segment. The reduction in the estimated future regulated cash flows was the result of management’s estimates of reductions in access lines, and corresponding reductions in minutes of use, long distance revenues and network access revenues that are associated with access lines. In the second quarter of 2008, the Company recognized a non-cash franchise intangible asset impairment charge of $26,200 ($15,329 after tax).

The intangible assets and accumulated amortization recorded on the Company’s balance sheets are as follows:

	September 30, 2009	December 31, 2008
FCC licenses (Indefinite life)	$898	$898
Franchises:
Gross carrying amount	53,500	59,000
Accumulated amortization	(892)	—

Franchises, net	52,608	59,000

Customer relationships:
Gross carrying amount	72,006	72,006
Accumulated amortization	(38,537)	(34,560)

Customer relationships, net	33,469	37,446

Net intangible assets	$86,975	$97,344

Aggregate amortization expense related to the finite-lived intangible assets recorded for the three and nine months ended September 30, 2009 and 2008 was $1,920, $1,326, $4,868 and $3,977, respectively.

Estimated amortization expense for the succeeding five years is as follows:

Year	Amount
2010	$7,442
2011	7,442
2012	6,626
2013	6,042
2014	6,042

6.	Long-Term Debt

The following table sets forth the total long-term debt outstanding:

	September 30, 2009 Average Interest Rate	Maturity	September 30, 2009	December 31, 2008
Senior Secured Term Loan A	1.80%	2011	$26,104	$27,604
Senior Secured Term Loan B	3.18%	2011	135,021	136,146
Secured Term Loans	9.00%	2014	18,375	21,000
Capital lease obligation			1,323	1,380

			180,823	186,130
Less current maturities			7,080	7,076

Total long-term debt			$173,743	$179,054

Certain financial covenant calculations required by the Company’s credit facility have been affected by the non-cash intangible asset impairments recognized in the second quarter of 2009 and 2008 and the fourth quarter of 2008. The cumulative effect of these impairments on the covenant calculations as of September 30, 2009 was to increase the total indebtedness to total capitalization ratio from 48.8% to 53.0% and the fixed charge coverage ratio from 1.34 to 1.73. The total indebtedness to total capitalization ratio is required to be less than 60% and the fixed charge coverage ratio is required to be greater than 1.05. The non-cash intangible asset impairment did not affect the calculation of the total leverage ratio and the proforma debt service coverage ratio. At September 30, 2009, D&E was in compliance with the covenants required by the Company’s credit facility.

7.	Income Taxes

The effective income tax rates for the third quarter of 2009 and 2008 were 27.5% and 35.8%, respectively. In the third quarter of 2009, the effective income tax rate was 7.5% lower than the federal statutory rate of 35%, primarily due to a change in our unrecognized tax benefits which resulted in lowering the effective tax rate by 6.4%. In the third quarter of 2008, the effective income tax rate was higher than the federal statutory rate of 35% by 0.8%, primarily due to state income taxes, net of federal tax benefits.

The effective income tax rates for the nine months ended September 30, 2009 and 2008 were 28.6% and 55.9%, respectively. In 2009, the effective income tax rate was 6.4% lower than the federal statutory rate of 35%. The state income taxes, net of federal tax benefits, component of the effective income tax rate was a 3.3% decrease, primarily as a result of the deferred state tax benefit recognized on the non-cash intangible asset impairment and no corresponding current state income tax expense. Also in 2009, a change in our unrecognized tax benefits resulted in lowering the effective tax rate by 2.8%. In 2008, the effective income tax rate was 20.9% higher than the federal statutory rate of 35% and the state income taxes, net of federal tax benefits, component of the effective income tax rate was an 21.2% increase, primarily as a result of the deferred state tax benefit recognized on the non-cash intangible asset impairment, partially offset by the deferred state tax expense recognized on the termination of a lease guarantee.

8.	Shareholders’ Equity

The Company suspended future purchases and dividend reinvestments under the Employee Stock Purchase Plan and the Dividend Reinvestment Plan effective on October 1, 2009 in accordance with the terms of the Merger Agreement with Windstream.

9.	Earnings per Common Share

Basic earnings per share amounts are based on net income or loss attributable to common shareholders divided by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share amounts are based on net income or loss attributable to common shareholders divided by the weighted average number of shares of common stock outstanding during the period after giving effect to dilutive common stock equivalents from assumed exercises of employee stock options and contingently issuable shares. Options to purchase 177,179 and 197,783 shares for the three and nine months ended September 30, 2009, respectively, and 208,236 and 337,527 shares for the three and nine months ended September 30, 2008, respectively, were not included in the computation of earnings per share assuming dilution because their effect on earnings per share would have been antidilutive.

The following table shows how earnings per share were computed for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Net income (loss) attributable to common shareholders	$3,203	$3,691	$6,994	$(3,119)

Basic earnings (loss) per share:
Weighted average shares outstanding (thousands)	14,350	14,497	14,366	14,480

Net income (loss) per common share	$0.22	$0.25	$0.49	$(0.22)

Diluted earnings (loss) per share:
Weighted average shares outstanding (thousands)	14,350	14,497	14,366	14,480
Incremental shares from assumed stock option exercises and contingently issuable shares (thousands)	35	48	19	—

Adjusted weighted average shares outstanding (thousands)	14,385	14,545	14,385	14,480

Net income (loss) per common share	$0.22	$0.25	$0.49	$(0.22)

10.	Stock-Based Compensation

Stock Options

A summary of stock option activity and related information for the nine months ended September 30, 2009 and 2008 follows:

	2009		2008
	Options	Average Weighted Exercise Price	Options	Average Weighted Exercise Price
Outstanding at beginning of period	335,027	$10.77	270,352	$10.60
Granted	—	—	67,675	11.48
Exercised	(2,681)	8.24	(500)	8.24
Expired	(18,557)	10.53	—	—

Outstanding at end of period	313,789	$10.80	337,527	$10.78

There were a total of 250,539 stock options exercisable at September 30, 2009 with a weighted-average exercise price of $10.55. The weighted average remaining contractual term was approximately 4.0 years for stock options outstanding as of September 30, 2009. The intrinsic value of stock options outstanding as of September 30, 2009 was $377. All stock options will become fully vested and earned upon completion of the proposed merger with Windstream.

Compensation expense related to stock options in the three and nine months ended September 30, 2009 and 2008 was $39, $35, $133 and $105, respectively. The related tax benefits for the three and nine months ended September 30, 2009 and 2008 were $16, $15, $55 and $44, respectively. As of September 30, 2009, there was $118 of total unrecognized compensation expense related to stock options, which is expected to be recognized over the period from October 2009 to December 2010.

Performance Restricted Shares

A summary of performance restricted share award activity and related information for the nine months ended September 30, 2009 and 2008 follows:

	2009		2008
	Shares	Weighted -Average Grant- Date Fair Value	Shares	Weighted -Average Grant- Date Fair Value
Non-vested at beginning of period	48,862	$11.95	51,667	$9.98
Granted	42,870	7.01	31,195	11.48
Forfeited	—	—	(2,500)	3.20

Non-vested at end of period	91,732	$9.64	80,362	$10.77

The vesting period for the grants is three years. For shares granted in 2009, participants are issued restricted shares of common stock with reinvested dividend and voting rights. For share grants in 2008 and prior years, each performance restricted share is equal to one share of common stock for dividend (but not voting) purposes, and the participant is entitled to dividend equivalent shares, which are reinvested in additional performance restricted shares. Performance restricted shares and dividend equivalents are forfeited if the performance target is not met during the performance period. At the end of the vesting period for shares granted in 2008 and prior years, any performance restricted shares that have been earned will be converted to shares of common stock through the issuance of shares. All performance restricted shares will become fully vested and earned upon completion of the proposed merger with Windstream.

The fair value of non-vested performance restricted shares recognized as compensation expense in the three and nine months ended September 30, 2009 and 2008 was $74, $65, $241 and $196, respectively. The related tax benefits for the three and nine months ended September 30, 2009 and 2008 were $31, $27, $100 and $81, respectively. As of September 30, 2009, there was $394 of total unrecognized compensation expense related to performance restricted shares, which is expected to be recognized over the period from October 2009 to December 2011.

In the nine months ended September 30, 2009, 44,471 vested performance restricted shares, including dividend equivalents, were converted to shares of common stock.

2001 Stock Compensation Plan and Policy for Non-Employee Directors

The Company issued 14,920 and 8,709 common shares with a fair value of $87 and $79 to certain non-employee directors in the nine months ended September 30, 2009 and 2008, respectively. The fair value of shares issued to non-employee directors recognized as expense in the three and nine months ended September 30, 2009 and 2008 was $5, $22, $112 and $66, respectively. The related tax benefits for the three and nine months ended September 30, 2009 and 2008 were $2, $9, $46 and $27, respectively.

11.	Financial Instruments and Fair Value Measurements

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

a. Cash and cash equivalents — The carrying amount approximates fair value because of the short maturity of these instruments.

b. Debt — The fair value of long-term debt was estimated based on the current incremental borrowing rates of similar debt trading in the secondary markets.

c. Interest rate swaps — The fair value has been calculated by the counterparties using appropriate valuation methodologies.

The estimated fair value of our financial instruments is as follows:

	September 30, 2009		December 31, 2008
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash & cash equivalents	$19,601	$19,601	$18,280	$18,280
Financial liabilities:
Fixed rate long-term debt:
Secured term loans	18,375	20,571	21,000	22,328
Capital lease obligation	1,323	1,509	1,380	1,367
Variable rate long-term debt:
Term loan A	26,104	25,068	27,604	26,610
Term loan B	135,021	131,158	136,146	132,752
Interest rate swaps	1,336	1,336	3,661	3,661

Fair Value Measurements

ASC 820 defines fair value as the price that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market for that asset or liability. When determining fair value measurements, we consider assumptions that market participants would use in pricing the asset or liability, rather than entity-specific assumptions.

The fair value hierarchy established in ASC 820 prioritizes the inputs to valuation techniques used in measuring fair value into three levels, as follows:

•	Level 1: Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

•	Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with observable market data.

•	Level 3: Unobservable inputs that represent an entity’s own assumptions based on items that market participants would consider in determining fair value.

The fair value of our financial instruments measured on a recurring basis was determined using the following inputs:

	Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At September 30, 2009:
Interest rate swaps	$1,336	$—	$1,336	$—

At December 31, 2008:
Interest rate swaps	$3,661	$—	$3,661	$—

The fair value of interest rate swap agreements was derived from models using LIBOR rates, which were observable at quoted intervals for the full term of the agreements.

As discussed in Note 5, the Company recognized a non-cash franchise intangible asset impairment charge of $5,500 for the nine months ended September 30, 2009. The fair values of our nonfinancial assets, measured on a non-recurring basis, are determined using significant unobservable (level 3) inputs.

Derivative Financial Instruments

The Company utilizes interest rate swap derivatives to manage interest rate risk and changes in market conditions related to interest rate payments on its variable rate debt obligations. These swap agreements provide for the exchange of variable rate payments for fixed rate payments without the exchange of the underlying notional amounts by agreeing to pay an amount equal to a specified fixed rate of interest times the notional principal amount and to receive in turn an amount equal to a specified variable rate of interest times the same notional amount.

At September 30, 2009, the Company had interest rate swap agreements with a total notional amount of $57,000 and maturity dates ranging from July 2010 to October 2010. The Company recognizes all derivatives on the balance sheet at fair value. Changes in the fair value for the effective portion of the gain or loss on a derivative that is designated as, and meets all the required criteria for, a cash flow hedge are recorded in Accumulated Other Comprehensive Income (Loss) (“AOCI”) and reclassified into earnings as the underlying hedged items affect earnings. Amounts reclassified into earnings related to interest rate swap agreements are included in interest expense. The ineffective portion of the gain or loss on a derivative is recognized in earnings within other income or expense.

The fair value of derivative financial instruments is reported in the consolidated balance sheet as of September 30, 2009 as follows:

Fair Value
Interest rate swap agreements designated as cash flow hedges:
Current liabilities – derivative financial instruments	$1,244
Other liabilities – other	92

Total	$1,336

The effect of derivative financial instruments designated as cash flow hedges on our consolidated statement of operations for the nine months ended September 30, 2009 was as follows:

	Amount of Gain (Loss) Recognized in AOCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Interest rate swaps	$(731)	Interest expense	$(2,937)

No hedge ineffectiveness has been recorded for existing derivative instruments based on calculations in accordance with ASC 815, “Derivatives and Hedging.”

Concentrations of Credit Risk

Financial instruments that subject D&E to concentrations of credit risk consist primarily of trade receivables, a note receivable and interest rate swap agreements. Concentrations of credit risk with respect to trade receivables are primarily limited due to the large number of residential and business customers in D&E’s customer base. While D&E may be exposed to credit losses due to the nonperformance of the counterparty to the Company’s interest rate swap agreements, the Company considers the risk remote.

12.	Employee Benefit Plans

The costs for the Company’s pension plans and postretirement benefits other than pensions consisted of the following components:

	.1 Pension Benefits		.2 Postretirement Benefits
	Three months ended September 30,
	2009	2008	2009	2008
Components of Net Periodic Benefit Cost:
Service cost	$325	$390	$—	$1
Interest cost	1,074	1,061	33	40
Expected return on plan assets	(1,230)	(1,077)	(5)	(7)
Amortization of prior service cost	—	(33)	(41)	(41)
Amortization of net loss	161	313	11	20

Net periodic benefit cost (income)	$330	$654	$(2)	$13

	.3 Pension Benefits		.4 Postretirement Benefits
	Nine months ended September 30,
	2009	2008	2009	2008
Components of Net Periodic Benefit Cost:
Service cost	$1,008	$1,170	$—	$2
Interest cost	3,236	3,184	97	113
Expected return on plan assets	(3,686)	(3,166)	(14)	(22)
Amortization of prior service cost	—	(99)	(122)	(122)
Amortization of net loss	516	938	33	49
Curtailment gain – plan freeze	(982)	—	—	—

Net periodic benefit cost (income)	$92	$2,027	$(6)	$20

On January 29, 2009, the Company approved an amendment to the D&E Communications, Inc. Employees’ Retirement Plan which will discontinue future benefit accruals to all active participants effective January 1, 2010. Following this amendment, all active participants will continue to have an accrued benefit reflective of their service credit and eligible wages through December 31, 2009. As a result of this amendment, the Company recognized a curtailment gain of $982 in the first quarter of 2009. This amendment did not have any effect on the Company’s pension plan for employees covered by a collective bargaining agreement.

The Company entered into a new collective bargaining agreement for certain employees which became effective July 12, 2009. As a result of this agreement, the Company has amended the Conestoga Telephone & Telegraph Company Pension Plan for Members of Local 1671, which will discontinue future benefit accruals to all active participants effective January 1, 2010. The plan has also been amended to exclude from membership any collective bargaining employees hired after July 12, 2009. The assets and liabilities of this pension plan have been remeasured to reflect these amendments and, as such, the Company reduced its pension expense in the third quarter of 2009 by $43 and will record a reduction in its pension expense in the fourth quarter of 2009 of $51.

Also, as a result of the July 12, 2009 agreement, the Company amended its union healthcare plan to exclude all retiree medical eligible employees who retire after December 31, 2009 from eligibility for postretirement healthcare coverage. As such, the Company’s 2009 postretirement benefit expense will be reduced by approximately $5 in the fourth quarter of 2009 due to this plan change. As part of the plan liability remeasurement to reflect this amendment, the subsequent applications for retirement of three employees were reflected. As a result of this amendment, the Company will also recognize a curtailment gain of $114 in the fourth quarter of 2009.

In addition, any active non-vested participant in the non-union pension plan, union pension plan or 401(k) plans prior to the proposed merger with Windstream will become fully vested in their accrued benefits under these plans upon completion of the merger.

During the nine months ended September 30, 2009, D&E contributed $13,460 to its defined benefit pension plans and made no contribution to its other postretirement benefit plan. On October 15, 2009, the Company contributed $840 to its defined benefit pension plans. The Company presently anticipates that no additional contributions to its defined benefit plans will be made during the remainder of 2009.

13.	Business Segment Data

D&E’s business segments are: Wireline, Systems Integration, and Corporate and Other. The measure of profitability that management uses to evaluate performance of its business segments is operating income (loss).

Financial results for D&E’s business segments are as follows:

	External Revenues		Intersegment Revenues		Operating Income (Loss)
	Three months ended September 30,		Three months ended September 30,		Three months ended September 30,
Segment	2009	2008	2009	2008	2009	2008

Wireline	$34,162	$35,257	$—	$10	$7,744	$8,875
Systems Integration	844	913	—	—	65	(17)
Corporate and Other	449	455	—	—	(259)	(221)
Eliminations	—	—	—	(10)	—	—

Total	$35,455	$36,625	$—	$—	$7,550	$8,637

	External Revenues		Intersegment Revenues		Operating Income (Loss)
	Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
Segment	2009	2008	2009	2008	2009	2008

Wireline	$103,709	$107,967	$9	$29	$18,994	$(215)
Systems Integration	2,205	2,707	—	—	(114)	(170)
Corporate and Other	1,321	1,297	—	—	(883)	(945)
Eliminations	—	—	(9)	(29)	—	—

Total	$107,235	$111,971	$—	$—	$17,997	$(1,330)

	Segment Assets
Segment	September 30, 2009	December 31, 2008

Wireline	$431,994	$441,189
Systems Integration	1,033	1,245
Corporate and Other	448,332	451,567
Eliminations	(446,436)	(441,081)

Total	$434,923	$452,920

The following table shows a reconciliation of the results for the business segments to the applicable line items in the consolidated financial statements as follows:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Operating income (loss) from reportable segments	$7,809	$8,858	$18,880	$(385)
Corporate and other operating loss	(259)	(221)	(883)	(945)
Interest expense	(2,699)	(2,953)	(8,368)	(9,253)
Other, net	(408)	92	238	3,625

Income (loss) before income taxes	$4,443	$5,776	$9,867	$(6,958)

14.	Supplemental Guarantor Information:

Effective with the merger with and into Windstream Corporation on November 10, 2009, the Company and certain of the Company’s wholly-owned subsidiaries became guarantors (the “Guarantors”) of Windstream’s 2017 Notes (the “guaranteed notes’). These guarantees are full and unconditional as well as joint and several. Certain Guarantors may be subject to restrictions on their ability to distribute earnings to the Company. The remaining subsidiaries (the “Non-Guarantors”) of D&E are not guarantors of the guaranteed notes.

The following information presents condensed consolidated and combined statements of income for the nine-months ended September 30, 2009 and September 30, 2008, condensed consolidated balance sheets as of September 30, 2009 and December 31, 2008, and condensed consolidated and combined statements of cash flows for the nine months ended September 30, 2009 and September 30, 2008 of the parent company, the Guarantors, and the Non-Guarantors. Investments consist of investments in net assets of subsidiaries held by the parent company and other subsidiaries, and have been presented using the equity method of accounting.

	Condensed Consolidated Statement of Operations (Unaudited) Nine Months Ended September 30, 2009
(Thousands)	Parent Guarantor	Subsidiary Guarantors	Non- Guarantors	Eliminations	Consolidated
OPERATING REVENUES
Communication service revenues	$—	$14,375	$96,632	$(7,236)	$103,771
Communication products sold	—	818	400	—	1,218
Other	8,213	(73)	2,367	(8,261)	2,246

Total operating revenues	8,213	15,120	99,399	(15,497)	107,235

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	—	5,212	35,652	(7,209)	33,655
Cost of communication products sold	—	634	262	—	896
Depreciation and amortization	—	1,654	20,514	—	22,168
Marketing and customer services	544	3,640	7,674	(551)	11,307
General and administrative services	6,502	1,276	13,337	(6,570)	14,545
Merger costs	1,167	115	1,052	(1,167)	1,167
Intangible asset impairment	—	—	5,500	—	5,500

Total operating expenses	8,213	12,531	83,991	(15,497)	89,238

Operating income (loss)	—	2,589	15,408	—	17,997

OTHER INCOME (EXPENSE)
Equity in earnings (loss) of consolidated subs	6,843	(290)	7,421	(13,974)	—
Interest expense, net of capitalized interest	(8,382)	3	11	—	(8,368)
Interest expense - intercompany	(2,668)	(1,124)	(27,528)	31,320	—
Other, net	11,050	19,853	660	(31,325)	238

Total other income (expense)	6,843	18,442	(19,436)	(13,979)	(8,130)

Income (loss) before income taxes	6,843	21,031	(4,028)	(13,979)	9,867

INCOME TAXES (BENEFIT)	(151)	7,207	(4,232)	—	2,824

NET INCOME (LOSS)	6,994	13,824	204	(13,979)	7,043

NONCONTROLLING INTERESTS	—	—	49	—	49

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$6,994	$13,824	$155	$(13,979)	$6,994

	Condensed Consolidated Statement of Operations (Unaudited) Nine Months Ended September 30, 2008
(Thousands)	Parent Guarantor	Subsidiary Guarantors	Non- Guarantors	Eliminations	Consolidated
OPERATING REVENUES
Communication service revenues	$—	$17,570	$96,338	$(5,954)	$107,954
Communication products sold	—	1,051	786	—	1,837
Other	7,646	(81)	2,322	(7,707)	2,180

Total operating revenues	7,646	18,540	99,446	(13,661)	111,971

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	—	9,390	32,623	(5,927)	36,086
Cost of communication products sold	—	849	645	—	1,494
Depreciation and amortization	—	1,627	20,854	—	22,481
Marketing and customer services	705	4,365	7,560	(709)	11,921
General and administrative services	6,941	1,497	13,706	(7,025)	15,119
Intangible asset impairment	—	—	26,200	—	26,200

Total operating expenses	7,646	17,728	101,588	(13,661)	113,301

Operating income (loss)	—	812	(2,142)	—	(1,330)

OTHER INCOME (EXPENSE)
Equity in income (loss) of affiliates	(3,080)	(11,914)	11,524	3,470	—
Interest expense, net of capitalized interest	(9,350)	10	87	—	(9,253)
Interest expense - intercompany	(3,824)	(1,572)	(38,921)	44,317	—
Other, net	13,174	30,974	3,802	(44,325)	3,625

Total other income (expense)	(3,080)	17,498	(23,508)	3,462	(5,628)

Income (loss) before income taxes	(3,080)	18,310	(25,650)	3,462	(6,958)

INCOME TAXES (BENEFIT)	39	10,553	(14,480)	—	(3,888)

NET INCOME (LOSS)	(3,119)	7,757	(11,170)	3,462	(3,070)

NONCONTROLLING INTERESTS	—	—	49	—	49

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(3,119)	$7,757	$(11,219)	$3,462	$(3,119)

	Condensed Consolidated Balance Sheet (Unaudited) As of September 30, 2009
(Thousands)	Parent Guarantor	Subsidiary Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$16,011	$94	$3,496	$—	$19,601
Accounts receivable, net of reserves of $642	—	377	11,458	—	11,835
Accounts and notes receivable - affiliates	—	689,596	—	(689,596)	—
Inventories-materials and supplies	—	158	2,490	—	2,648
Prepaid expenses	853	119	3,041	—	4,013
Other	697	56	1,014	—	1,767

TOTAL CURRENT ASSETS	17,561	690,400	21,499	(689,596)	39,864

PROPERTY, PLANT AND EQUIPMENT, NET	—	5,208	157,113	—	162,321
OTHER ASSETS
Investments in affiliates	437,338	84,938	359,128	(881,404)	—
Goodwill	—	—	138,441	—	138,441
Intangible assets, net of accumulated amortization	—	898	86,077	—	86,975
Other	2,896	1,598	2,828	—	7,322

TOTAL ASSETS	$457,795	$783,042	$765,086	$(1,571,000)	$434,923

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$7,000	$—	$80	$—	$7,080
Accounts payable and accrued liabilities	1,857	121	8,976	—	10,954
Accounts and notes payable - affiliates	114,398	—	573,993	(688,391)	—
Accrued taxes	(844)	904	244	—	304
Accrued interest and dividends	3,356	—	1,227	(1,205)	3,378
Advance billings, customer deposits and other	—	66	4,524	—	4,590
Derivative financial instruments	1,245	—	—	—	1,245

TOTAL CURRENT LIABILITIES	127,012	1,091	589,044	(689,596)	27,551

LONG-TERM DEBT	172,500	—	1,243	—	173,743
OTHER LIABILITIES
Deferred income taxes	(1,160)	(111)	51,116	(219)	49,626
Defined benefit plans	—	—	18,538	—	18,538
Other	92	488	4,615	—	5,195

COMMITMENTS AND CONTINGENCIES
EQUITY
Common shareholders’ equity:
Common stock	2,610	231	39,415	(39,646)	2,610
Additional paid-in capital	165,188	752,433	97,799	(850,232)	165,188
Accumulated other comprehensive loss	(18,987)	—	(18,208)	18,208	(18,987)
Retained earnings	30,888	28,910	(19,922)	(8,988)	30,888
Treasury stock	(20,348)	—	—	(527)	(20,875)

Total common shareholders’ equity	159,351	781,574	99,084	(881,185)	158,824
Noncontrolling interests:
Preferred stock of utility subsidiary	—	—	1,446	—	1,446

TOTAL EQUITY	159,351	781,574	100,530	(881,185)	160,270

TOTAL LIABILITIES AND EQUITY	$457,795	$783,042	$765,086	$(1,571,000)	$434,923

	Condensed Consolidated Balance Sheet As of December 31, 2008
(Thousands)	Parent Guarantor	Subsidiary Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$15,698	$101	$2,481	$—	$18,280
Accounts and notes receivable, net of reserves of $466	—	523	12,563	—	13,086
Accounts and notes receivable - affiliates	—	687,951	—	(687,951)	—
Inventories-material and supplies	—	122	2,529	—	2,651
Prepaid expenses	7,168	248	1,951	—	9,367
Other	1,348	71	1,081	—	2,500

TOTAL CURRENT ASSETS	24,214	689,016	20,605	(687,951)	45,884

PROPERTY, PLANT AND EQUIPMENT, NET	—	4,908	158,894	—	163,802
OTHER ASSETS
Investments in affiliates	433,817	85,227	361,938	(880,982)	—
Goodwill	—	—	138,441	—	138,441
Intangible assets, net of accumulated amortization	—	898	96,446	—	97,344
Other	2,976	2,007	2,466	—	7,449

TOTAL ASSETS	$461,007	$782,056	$778,790	$(1,568,933)	452,920

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$7,000	$—	$76	$—	$7,076
Accounts payable and accrued liabilities	1,261	149	9,280	—	10,690
Accounts and notes payable - affiliates	114,832	—	571,642	(686,474)	—
Accrued taxes	423	(313)	433	—	543
Accrued interest and dividends	1,172	—	1,483	(1,477)	1,178
Advance billings, customer deposits and other	—	124	4,582	—	4,706
Derivative financial instruments	3,091	—	—	—	3,091

TOTAL CURRENT LIABILITIES	127,779	(40)	587,496	(687,951)	27,284

LONG-TERM DEBT	177,750	—	1,304	—	179,054
OTHER LIABILITIES
Deferred income taxes	(755)	(55)	51,100	(219)	50,071
Defined benefit plans	—	—	34,749	—	34,749
Other	571	740	3,870	—	5,181

COMMITMENTS AND CONTINGENCIES
EQUITY
Common shareholders’ equity:
Common stock	2,590	232	39,414	(39,646)	2,590
Additional paid-in capital	164,526	752,813	97,799	(850,612)	164,526
Accumulated other comprehensive income (loss)	(21,908)	—	(19,838)	19,838	(21,908)
Retained earnings	29,917	28,366	(18,550)	(9,816)	29,917
Treasury stock	(19,463)	—	—	(527)	(19,990)

Total common shareholders’ equity	155,662	781,411	98,825	(880,763)	155,135
Noncontrolling interests:
Preferred stock of utility subsidiary	—	—	1,446	—	1,446

TOTAL EQUITY	155,662	781,411	100,271	(880,763)	156,581

TOTAL LIABILITIES AND EQUITY	$461,007	$782,056	$778,790	$(1,568,933)	$452,920

	Condensed Consolidated Statement of Cash Flows (Unaudited) Nine Months Ended September 30, 2009
(Thousands)	Parent Guarantor	Subsidiary Guarantors	Non- Guarantors	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$6,994	$13,824	$204	$(13,979)	$7,043
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
Depreciation and amortization		1,654	20,514	—	22,168
Bad debt expense	—	110	608	—	718
Deferred income taxes	(670)	(56)	(1,249)	—	(1,975)
Stock-based compensation expense	485	—	—	—	485
(Gain) loss on retirement of property, plant and equipment	—	(113)	27		(86)
Intangible asset impairment	—	—	5,500		5,500
Equity in (income) loss of affiliates	(6,843)	290	(7,420)	13,973	—
Note receivable and investment reserve	—	450	—	—	450
Changes in operating assets and liabilities, net:	4,874	(3,516)	(9,846)	—	(8,488)

Net Cash Provided By Operating Activities	4,840	12,643	8,338	(6)	25,815

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	—	(1,809)	(13,531)	—	(15,340)
Proceeds from sales of property, plant and equipment	—	119	310	—	429
Dividends from affiliates	4,957		9,850	(14,807)	—
Return of capital from affiliates	—	—	380	(380)	—

Net Cash Used In Investing Activities	4,957	(1,690)	(2,991)	(15,187)	(14,911)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(3,449)	(13,280)	(1,527)	14,813	(3,443)
Preferred dividends on noncontrolling interests	—	—	(49)		(49)
Payments on long-term debt	(5,250)	—	(56)	—	(5,306)
(Advances to) repayments from affiliates	—	2,700	(2,700)	—	—
Return of capital to affiliates	—	(380)	—	380	—
Proceeds from issuance of common stock and stock options exercised	92	—	—	—	92
Excess tax benefits from stock compensation plans	8	—	—	—	8
Purchase of treasury stock	(885)	—	—	—	(885)

Net Cash Used In Financing Activities	(9,484)	(10,960)	(4,332)	15,193	(9,583)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	313	(7)	1,015	—	1,321

CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	15,698	101	2,481	—	18,280

END OF PERIOD	$16,011	$94	$3,496	$—	$19,601

	Condensed Consolidated Statement of Cash Flows (Unaudited) Nine Months Ended September 30, 2008
(Thousands)	Parent Guarantor	Subsidiary Guarantors	Non- Guarantors	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,119)	$7,757	$(11,170)	$3,462	$(3,070)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	—	1,627	20,854	—	22,481
Bad debt expense	—	58	399	—	457
Deferred income taxes	(513)	(36)	(8,784)	—	(9,333)
Stock-based compensation expense	367	—	—	—	367
(Gain) loss on retirement of property, plant and equipm	—	(91)	10	—	(81)
Intangible asset impairment	—	—	26,200	—	26,200
Equity in (income) loss of affiliates	3,080	11,914	(11,524)	(3,470)	—
Termination of lease guarantee	—	—	(2,904)	—	(2,904)
Note receivable and investment reserve	—	200	—	—	200
Changes in operating assets and liabilities, net:	1,180	(9,721)	913	—	(7,628)

Net Cash Provided By Operations Activities	995	11,708	13,994	(8)	26,689

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	—	(1,412)	(17,509)	—	(18,921)
Proceeds from sales of property, plant and equipment	—	134	492	—	626
Collection of note receivable	—	95	—	—	95
Dividends from affiliates	4,791	2,500	13,230	(20,521)	—
Return of Capital from affiliate	3,158	3,158	—	(6,316)	—

Net Cash Used in Investing Activities	7,949	4,475	(3,787)	(26,837)	(18,200)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(5,222)	(15,730)	(4,791)	20,529	(5,214)
Preferred dividends on noncontrolling interests	—	—	(49)	—	(49)
Payments on long term debt	(6,000)	—	(52)	—	(6,052)
(Advances to) repayments from affiliates	—	2,700	(2,700)	—	—
Return of Capital to affiliates	—	(3,158)	(3,158)	6,316	—
Proceeds from issuance of common stock and stock options exercised	88	—	—	—	88
Excess tax benefits from stock compensation plans	37	—	—	—	37
Purchase of treasury stock	(135)	—	—	—	(135)

Net Cash Used in Financing Activities	(11,232)	(16,188)	(10,750)	26,845	(11,325)

DECREASE IN CASH AND CASH EQUIVALENTS	(2,288)	(5)	(543)	—	(2,836)

CASH AND CASH EQUIVALENTS

BEGINNING OF PERIOD	13,565	96	4,184	—	17,845

END OF PERIOD	$11,277	$91	$3,641	$—	$15,009

15.	Subsequent Events

On November 10, 2009, Windstream closed its previously announced merger with D&E, pursuant to which Windstream agreed to acquire all of the issued and outstanding shares of common stock of D&E. In accordance with the merger agreement, D&E shareholders received 0.650 shares of Windstream common stock and $5.00 in cash per each share of D&E common stock. Windstream issued approximately 9.4 million shares of its common stock valued at approximately $95 million, based on Windstream’s closing stock price of $10.06 on November 9, 2009, and paid approximately $74 million in cash as part of the transaction. Windstream also repaid outstanding debt of D&E of approximately $164 million, net of cash acquired.